Summary Translation	Exhibit 4.54

Loan Agreement

  Contract No. :ABC(2012)1011-1 13062020130000301

Borrower : Shijie Kaiyuan Auto Trade Co., Ltd.

Lender : Agricultural Bank of China, Shijiazhuang North City Branch

Signing Date : April 19, 2013

Loan Amount : RMB100,000,000

Length of maturity : From April 19, 2013 to October 13,2013

Use of Loan : Vehicle Purchase

Loan Interest : 6.16%

Date of Draft :April 19, 2013

Withdrawal Amount : RMB100,000,000

Payment Method : The principal shall be fully repaid with interest at the maturity date of the loan.

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Repayment Date :October r13,2013

Loan Guarantee : Guaranty of Pledge

- Shijie Kaiyuan Auto Trade Co., Ltd. make pledge account receivable to Agricultural Bank of China, Shijiazhuang North City Branch, with the contract no. ABC(2012)1011-6 2013041902